Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 23, 2017, with respect to the consolidated statements of financial position of InflaRx GmbH as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive loss, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2016, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AG

Wirtschaftsprüfungsgesellschaft

Leipzig, Germany

October 30, 2017